Item 77-C


SEASONS SERIES TRUST
SPECIAL MEETING OF SHAREHOLDERS
Proxy Voting Results - September 30, 2002 - (unaudited)

A Special Meeting of Shareholders of the Seasons Series Trust (the "Trust") was held on April 1, 2002. The Large Cap Growth Portfolio, Large Cap Composite Portfolio, Large Cap Value Portfolio, Mid Cap Growth Portfolio,
Mid Cap Value Portfolio, Small Cap Portfolio, International Equity Portfolio and Diversified Fixed Income Portfolio of the Trust voted in favor of adopting the following proposals.

1. To approve the Investment Subadvisory Agreement between SunAmerica Asset Management Corp. and AIG Global Investment Corp. as subadviser.


			Votes in        Votes             Votes
Name of Portfolio       Favor of        Against         Abstained

Large Cap Growth          6,481,223        43,203        211,105
Large Cap Composite       2,120,060         1,403         46,925
Large Cap Value           4,984,638        29,911        139,396
Mid Cap Growth            3,602,687        84,632        124,714
Mid Cap Value             3,368,463        57,163         94,288
Small Cap                 3,388,113        83,262        108,213
International Equity      2,973,788       111,533        145,009
Diversified Fixed Income  4,553,560        44,863        272,798


2. To transact such other business as may properly come before the Meeting or any adjournments thereof.